Exhibit (a)(1)(A)
ENDWAVE CORPORATION
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR
NEW STOCK OPTION GRANTS
This exchange offer and withdrawal rights will expire at
5:00 p.m., Pacific Time, on September 9, 2009, unless extended.
Endwave Corporation, which we refer to in this document as “we,” “us” or “Endwave,” is offering to exchange each “eligible option grant” held by an “eligible optionholder” for one “new option grant” exercisable for a lesser number of shares.
•	An “eligible option grant” is any Endwave stock option grant with an exercise price per share greater than $5.00 that is outstanding when this exchange offer expires.

•	An “eligible optionholder” is each person who:
▪	is an employee or director of Endwave on the date this exchange offer commences; and

▪	continues to be an employee or director of Endwave, and has not submitted or received a notice of termination, on the date this exchange offer expires.
•	Each “new option grant” will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:
▪	each new option grant will be exercisable for a number of shares of Endwave common stock equal to the number of shares underlying the eligible option grant surrendered divided by three;

▪	the exercise price per share for each new option grant will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grant;

▪	each new option grant will have a new two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as the holder continues to provide services to us on each relevant vesting date; and

▪	each new option grant will be a non-qualified stock option.
The commencement date of this exchange offer is August 11, 2009. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related Election Form included with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option grant in exchange for a new option grant, you must tender the entire eligible option grant. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold.
Eligible option grants tendered in this exchange offer will be cancelled promptly following expiration of this exchange offer, and we expect to issue new option grants promptly following expiration of this exchange offer.
See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.
Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “ENWV.” On August 10, 2009, the closing price of our common stock as reported on the NASDAQ Global Market was $2.40 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Curt Sacks, our Chief Financial Officer, at 130 Baytech Drive, San Jose, California, 95134, or by calling (408) 522-3127 or sending an email to curt.sacks@endwave.com.

IMPORTANT
If you wish to tender any or all of your eligible option grants for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 5:00 p.m., Pacific Time, on September 9, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Curt Sacks
Phone: (408) 522-3127
By Facsimile
Endwave Corporation
Attention: Curt Sacks
Facsimile: (408) 522-3197
By Hand or Interoffice Mail
Attention: Curt Sacks
By Email
curt.sacks@endwave.com
You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.
Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

-i-

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     Endwave Corporation is offering to exchange each “eligible option grant” held by an “eligible optionholder” for one “new option grant.” The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.
Q.1.	Why are we making this exchange offer?

We believe the exchange offer is an effective means of recognizing employee contributions and aligning employee and stockholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward our growth and success. However, many of our employees hold stock options with exercise prices that significantly exceed the current market price of our common stock. These options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation. See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q.2.	What securities are we offering to exchange?

An “eligible option grant” is any Endwave stock option grant with an exercise price per share greater than $5.00 that is outstanding when this exchange offer expires. Outstanding option grants with an exercise price per share less than or equal to $5.00 are not eligible to participate in this exchange offer. We are making this exchange offer upon the terms and subject to the conditions set forth in this exchange offer and in the accompanying Election Form. See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q.3.	Who is eligible to participate in the exchange offer?

An “eligible optionholder” is each person who:
•	is an employee or director of Endwave on the date this exchange offer commences; and

•	continues to be an employee or director of Endwave, and has not submitted or received a notice of termination, on the date this exchange offer expires.
See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q.4.	Are there any differences between the new option grants and the eligible option grants?

Each “new option grant” will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:
•	each new option grant will be exercisable for a number of shares of Endwave common stock equal to the number of shares underlying the eligible option grant surrendered divided by three;

•	the exercise price per share for each new option grant will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grant;

•	each new option grant will have a new two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as the holder continues to provide services to us on each relevant vesting date; and

•	each new option grant will be a non-qualified stock option.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q.5.	What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer which are more fully described in Section 6 (“Conditions of This Exchange Offer”). This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q.6.	What will be the exercise price per share of the new option grants?

The exercise price per share of the new option grants will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grants. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the date prior to the grant date of the new option grants, as determined in good faith by our board of directors.

We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants. See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q.7.	When will the new option grants vest?

Each new option grant will have a two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as the holder continues to provide services to us on each relevant vesting date.

Accordingly, if you exchange eligible option grants for new option grants and you cease providing services to us before the two-year anniversary of the date of grant of the new option grants, you will forfeit any unvested portion of your new option grant.

However, if the surrendered eligible option grant was initially granted with a shorter vesting period, the new option grant issued in exchange for such surrendered eligible option grant shall have the same vesting terms as the surrendered eligible option grant.

Q.8.	What happens to my new option grants if I cease to provide services to Endwave?

Generally, if an eligible optionholder ceases to provide services to us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for three months after termination.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Endwave. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q.9.	Will my new option grants be incentive stock options or non-qualified stock options?

Each new option grant issued to you will be a non-qualified stock option, regardless of whether the eligible option grant you surrender is an incentive stock option or a non-qualified stock option. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options and incentive stock options. If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you.

Q.10.	How many shares will my new option grant be exercisable for?

The exchange rate in this exchange offer is three-for-one. In other words, if you validly tender an eligible option grant, and such eligible option grant is accepted and cancelled, you will receive a new option grant to acquire one-third of the number of shares of common stock that were underlying your eligible option grant at the time of the exchange. For example, if you are an eligible optionholder and you elect to exchange an eligible option grant to purchase 1,000 shares of our common stock, you will receive a new option grant to purchase 333 shares of our common stock. No options will be exercisable for fractional shares; any fractional shares will be rounded down to the nearest whole share.

Q.11.	Why can’t you just grant eligible optionholders more options?

We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. We designed the exchange offer to avoid the dilution in ownership to our stockholders that would result if we granted eligible optionholders additional options to supplement their underwater options.

Q.12.	Why isn’t the exchange rate one-for-one and how was the exchange ratio determined?

The exchange offer is designed to balance our interests and those of our employees and stockholders. The exchange rate of three-to-one was selected to result in the issuance of new option grants that, in the aggregate and assuming the surrender of all eligible option grants, have a fair value estimated to be approximately equal to the fair value of the eligible option grants surrendered in the exchange offer, as calculated using a Black-Scholes valuation model.

Q.13.	If I surrender eligible option grants for new option grants and the price of our common stock were to increase after the date of this exchange offer, is it possible that the surrendered eligible option grants would have ultimately been more economically valuable than the new option grants I received in exchange for them?

Yes. If the price of our common stock increases, your surrendered eligible option grants might prove to have been worth more than the new option grants that you receive in exchange for them. For example, if you exchange an eligible option grants covering 100 shares with an exercise price of $6.00 per share, you would receive a new option grant covering 33 shares (after applying the applicable exchange ratio of three-to-one). Assume, for purposes of this example only, that the exercise price for the new option grant is $3.00 per share. Also assume, for illustrative purposes only, that two years after the new option grant is issued the fair market value of our common stock had increased to $12.00 per share. Under this example, if you had kept your surrendered eligible option grant, exercised it, and sold the underlying shares at $12.00 per share, you would have realized a pre-tax gain of $600, but if you surrendered your eligible option grant and sold the shares subject to the new option grant for $12.00 per share, you would only realize a pre-tax gain of only $300.

Note that this discussion also does not take into account vesting. Your eligible option grants may be fully vested, whereas the new option grant you receive will be subject to vesting restrictions. You should take into account the fact that the new option grants are subject to future vesting when deciding whether to participate in this exchange offer.

Q.14.	When will my new option grants expire?

All new option grants will expire ten years from the date of grant of the new option grant. If you cease providing services to us, the option will expire earlier.

Q.15.	Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep all of your eligible option grants, you will not receive any new option grants under the exchange offer and no changes will be made to the terms of your eligible option grants.

Q.16.	How should I decide whether or not to exchange my eligible option grants for new option grants?

We are providing information to assist you in making your own informed decision, but we are not making any recommendation as to whether you should or should not participate in the exchange offer. You may seek your own outside legal counsel, accountant or financial advisor for further advice. No one from Endwave is, or will be, authorized to provide you with additional information in this regard. Please also review the” Risk Factors” that appear after this Summary Term Sheet.

Q.17.	How do I find out how many eligible option grants I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your eligible option grants as of the date of this exchange offer. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Curt Sacks at 130 Baytech Drive, San Jose, California, 95134, or by calling (408) 522-3127 or sending an email to curt.sacks@endwave.com.

Q.18.	Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.

Q.19.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.

Q.20.	Can I exchange a portion of an eligible option grant?

No. If you elect to exchange an eligible option grant, you must exchange the entire outstanding portion of such eligible option grant. No partial exchanges will be permitted. You will be able to elect to exchange as few or as many of your eligible option grants as you wish.

If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

Q.21.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?

Any eligible optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible option grants and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive new option grants on the grant date as long as eligibility requirements are still met.

Q.22.	What if my employment with Endwave ends before the expiration date of the exchange offer?

If you have tendered eligible option grants under this exchange offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Endwave. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q.23.	If I participate in this exchange offer, when will I receive the new option grants?

We will issue new stock option agreements promptly following the date that tendered option grants are accepted for exchange. The scheduled expiration date of this exchange offer is September 9, 2009, and we expect to accept all properly tendered eligible option grants on September 11, 2009, unless we terminate, extend or amend this exchange offer.

Q.24.	Will I owe taxes if I exchange my eligible option grants in this exchange offer?

The exchange of eligible option grants for new option grants should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new option grants. If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. See Section 13 (“Material United States Tax Consequences”) and Section 14 (“Material Thailand Tax Consequences”) for more information. You should consult your own tax advisor to determine the tax consequences of tendering eligible option grants pursuant to this exchange offer.

We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.

Q.25.	What happens if, after the grant date of the new option grants, my new option grants end up being underwater?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your eligible option grants are currently valid for ten years from the date of initial grant, and your new option grants will be valid for ten years from their grant date, in each case subject to your continued service with us. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q.26.	What happens to eligible option grants that I choose not to tender, or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible option grants that you choose not to tender, or on eligible option grants that are not accepted for exchange in this exchange offer.

Q.27.	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled on the expiration date of the exchange offer and you will no longer have any rights to them.

Q.28.	How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 5:00 p.m., Pacific Time, on September 9, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. See Section 15 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q.29.	How do I tender my eligible option grants for exchange?

If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer closes at 5:00 p.m., Pacific Time, on September 9, 2009.

To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Curt Sacks, by hand, by interoffice mail, by facsimile to (408) 522-3197, by regular or overnight mail to Endwave Corporation, 130 Baytech Drive, San Jose, California 95134, or by email to curt.sacks@endwave.com. Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Pacific Time, on September 9, 2009. If you miss this deadline, you will not be permitted to participate in this exchange offer.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on September 11, 2009.

Q.30.	When and how can I withdraw previously tendered eligible option grants?

You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 5:00 p.m., Pacific Time, on September 9, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. If you miss this deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 29 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 29 above. See Section 4 (“Withdrawal Rights”) for more information.

Q.31.	How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q.32.	What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything.

Q.33.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this exchange offer and other exchange offer documents) to Curt Sacks at:
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Phone: (408) 522-3127
Facsimile: (408) 522-3197
Email: curt.sacks@endwave.com

RISK FACTORS
     Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible option grants in the manner described in this exchange offer.
Risks Related to This Exchange Offer
The new option grants you receive may not be as economically valuable as your surrendered eligible option grants.
     If the price of our common stock increases, your surrendered eligible option grants might prove to have been worth more than the new option grants that you receive in exchange for them. For example, if you exchange an eligible option grants covering 100 shares with an exercise price of $6.00 per share, you would receive a new option grant covering 33 shares (after applying the applicable exchange ratio of three-to-one). Assume, for purposes of this example only, that the exercise price for the new option grant is $3.00 per share. Also assume, for illustrative purposes only, that two years after the new option grant is issued the fair market value of our common stock increases to $12.00 per share. Under this example, if you had kept your surrendered eligible option grant, exercised it, and sold the underlying shares at $12.00 per share, you would have realized a pre-tax gain of $600, but if you surrendered your eligible option grant and sold the shares subject to the new option grant for $12.00 per share, you would only realize a pre-tax gain of only $300.
If you exchange eligible option grants for new option grants and you cease providing services to us before the two-year anniversary of the date of grant of the new option grants, you will forfeit any unvested portion of your new option grant.
     If you elect to participate in this exchange offer, each new option grant issued to you will have a two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as you continue to provide services to us on each relevant vesting date. Generally, if you cease to provide services to us, your new option grant will cease to vest and any unvested portion of your new option grant will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange eligible option grants for new option grants and you cease providing services to us before the two-year anniversary of the date of grant of the new option grants, you will forfeit any unvested portion of your new option grant. Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Endwave. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.
If you elect to participate in this exchange offer, the new option grant issued to you will be a non-statutory stock option, even if the eligible option grant you surrender is an incentive stock option.
     Each new option grant issued pursuant to this exchange offer will be a non-qualified stock option, regardless of whether the eligible stock option surrendered is an incentive stock option or a non-qualified stock option. A non-statutory stock option may cause you to incur taxes upon the exercise of your stock option grant. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options and incentive stock options. If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you.
Even if you elect not to participate in the exchange offer, your incentive stock options may be affected if you do not affirmatively decline the exchange offer.
     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange offer. We also believe that the exchange offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the exchange offer. We currently anticipate that the exchange offer will not remain open for 30 days or more. However, the terms of the exchange offer allow us, at our discretion, to have the exchange offer remain open for 30 or more days and if you elect not to participate in the exchange offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the exchange offer.
     Should the exchange offer remain open for 30 days or more and you choose not to participate in the exchange offer but do not affirmatively decline the exchange offer, you may be deemed to have a “modified option” pursuant to certain provisions of the United States Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the exchange offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of Endwave from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the exchange offer but do not affirmatively reject the exchange offer, (2) the exchange offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.
     If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.
     If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. See Sections 13 and 14 (for more information. You should consult your own tax advisor to determine the tax consequences of tendering eligible option grants pursuant to this exchange offer.
     We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.
If the market price of our common stock increases after the date you tender your eligible option grants for exchange, the new option grants that you receive in exchange for them might be worth less than the eligible option grants.
     The per share exercise price of any new option grants granted to you in return for your tendered eligible option grants will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grants. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the date prior to the grant date of the new option grants, as determined in good faith by our board of directors. Before the grant date of the new option grants, our common stock could increase in value, and the exercise price of the new option grants could be higher than the exercise price of eligible option grants cancelled as part of this exchange offer. In this case, you would be better off economically keeping your eligible option grants.

Risks Related to Our Business and Common Stock
     You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, before making a decision on whether or not to tender your eligible option grants. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER
Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.
     Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants which are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants with an exercise price per share equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grants. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the date prior to the grant date of the new option grants, as determined in good faith by our board of directors.
     “Eligible option grants” are all outstanding stock option grants with an exercise price per share greater than $5.00. Outstanding option grants with an exercise price per share less than or equal to $5.00 are not eligible to participate in this exchange offer. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.
     An “eligible optionholder” is each person who:
•	is an employee or director of Endwave on the date this exchange offer commences; and

•	continues to be an employee or director of Endwave, and has not submitted or received a notice of termination, on the date this exchange offer expires.
     You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to receive new option grants on such date. Leave is considered “authorized” if it was approved in accordance with our policies.
     Each “new option grant” will have a two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as the holder continues to provide services to us on each relevant vesting date. However, if the surrendered eligible option grant was initially granted with a shorter vesting period, the new option grant issued in exchange for such surrendered eligible option grant shall have the same vesting terms as the surrendered eligible option grant.
     The exchange rate in this exchange offer is three-for-one. In other words, if you validly tender an eligible option grant, and such eligible option grant is accepted and cancelled, you will receive a new option grant to acquire one-third of the number of shares of common stock that were underlying your eligible option grant at the time of the exchange. For example, if you are an eligible optionholder and you elect to exchange an eligible option grant to purchase 1,000 shares of our common stock, you will receive a new option grant to purchase 333 shares of our common stock. No options will be exercisable for fractional shares; any fractional shares will be rounded down to the nearest whole share.
     Each new option grant will be a non-qualified stock option, regardless of whether the surrendered eligible option grant is an incentive stock option or a non-qualified stock option. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options and incentive stock options. If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you.

     This exchange offer is scheduled to expire at 5:00 p.m., Pacific Time, on September 9, 2009, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, have extended the expiration date of the exchange offer. See Section 15 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.
     WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
     NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENDWAVE. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.
     IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE TWO-YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE NEW OPTION GRANTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.
Section 2. Purpose of This Exchange Offer.
     We are making this exchange offer to recognize employee contributions and align employee and stockholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward our growth and success. By granting stock options to employees, we intend to align their interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value and encourage their long-term employment.
     Many of our employees hold stock options with exercise prices that significantly exceed the current market price of our common stock. These options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation by providing employees with an opportunity to exchange eligible option grants for new option grants.
     We believe the exchange offer will motivate our workforce to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that these options will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope that this exchange offer will reduce the current disparity between the market price of our common stock and the exercise price of eligible option grants, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new option grants will have a lower exercise price than the eligible option grants you elect to tender.
     The exchange offer is designed to balance our interests and those of our employees and stockholders. The exchange rate of three-to-one was selected to result in the issuance of new option grants that, in the aggregate and assuming the surrender of all eligible option grants, have a fair value estimated to be approximately equal to the fair value of the eligible option grants surrendered in the exchange offer, as calculated using a Black-Scholes valuation model. We also designed the exchange offer to avoid the dilution in ownership to our stockholders that would result if we granted eligible optionholders additional options to supplement their underwater options.
     WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION

IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
Section 3. Procedures For Tendering Eligible Option Grants.
     If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.
     If you elect to exchange an eligible option grant, you must exchange the entire outstanding portion of such eligible option grant. No partial exchanges will be permitted. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.
     Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor have given a notice of termination prior to the expiration date of the exchange offer. You must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Curt Sacks, by hand, by interoffice mail, by facsimile to (408) 522-3197, by regular or overnight mail to Endwave Corporation, 130 Baytech Drive, San Jose, California 95134, or by email to curt.sacks@endwave.com. Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.
     Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Pacific Time, on September 9, 2009. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither Endwave nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder.
     Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between Endwave and you upon the terms and subject to the conditions of this exchange offer.
     Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel, promptly following the expiration date of the exchange offer, all properly tendered eligible option grants that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you.
Section 4. Withdrawal Rights.
     If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.
     You may withdraw your tendered option grants at any time before 5:00 p.m., Pacific Time, on September 9, 2009. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered option grants promptly after the scheduled expiration date of the exchange offer on September 11, 2009.
     To validly withdraw tendered option grants, you must deliver to us (using one of the same delivery forms set forth in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an eligible optionholder of Endwave, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
     The Notice of Withdrawal must specify the eligible option grants to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on August 11, 2009, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.
     You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.
     Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer on September 11, 2009. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We will issue stock option agreements for the new option grants promptly after we accept tendered eligible option grants, assuming you are still employed by us on the grant date. If this exchange offer is extended, then the issuance date of the new option grants will also be extended.
     Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible option holder a “confirmation letter” indicating the eligible option grants that we have accepted for exchange, the date of acceptance and new option grants, and the number of shares underlying such new option grants, that will be issued to each tendering option holder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.
     If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.
Section 6. Conditions of This Exchange Offer.
     Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred:
(a)	any instituted action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)	any action is instituted or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:
(i) make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer; or
(ii) delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants;
(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement of a war or other national or international calamity directly or indirectly involving the United States (other than the current situations in Iraq and Afghanistan), which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or is publicly disclosed; or

(g)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.
     The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7. Price Range of Our Common Stock.
     The eligible option grants give eligible optionholders the right to acquire shares of our common stock. None of the eligible option grants are traded on any trading market. Our common stock is listed on the NASDAQ Global Market under the symbol “ENWV.”
     The following table sets forth on a per share basis the high and low sales prices for our common stock on the NASDAQ Global Market, as applicable, during the periods indicated.

	High	Low
Year Ended December 31, 2009
Third Quarter (through August 10, 2009)	$2.67	$2.24
Second Quarter	3.08	1.71
First Quarter	2.51	1.36
Year Ended December 31, 2008
Fourth Quarter	$5.49	$1.93
Third Quarter	7.00	4.77
Second Quarter	7.53	5.38
First Quarter	7.69	5.56
Year Ended December 31, 2007
Fourth Quarter	$10.49	$5.40
Third Quarter	12.09	8.25
Second Quarter	12.86	9.50
First Quarter	13.75	10.50
     As of August 10, 2009, the number of stockholders of record of our common stock was 100. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 10, 2009, the closing price for our common stock as reported on the NASDAQ Global Market was $2.40 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants.
Section 8. Source and Amount of Consideration; Terms of New Option Grants.
     Consideration. The eligible option grants have issued under our 2007 Equity Incentive Plan. Subject to the terms of this exchange offer, we will also issue each new option grant under the 2007 Equity Incentive Plan. There are currently outstanding eligible option grants to purchase an aggregate of 1,570,938 shares of our common stock with a weighted average exercise price of $9.62 per share, 1,006,758 shares of which are fully vested. Since this is a three-for-one exchange, if all eligible option grants are tendered in this exchange offer, we would issue new option grants to purchase an aggregate of 523,563 shares of our common stock.

     Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:
•	each new option grant will be exercisable for a number of shares of Endwave common stock equal to the number of shares underlying the eligible option grant surrendered divided by three;

•	the exercise price per share for each new option grant will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the date prior to the grant date of the new option grant;

•	each new option grant will have a new two-year vesting period, with one-fourth of the option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as the holder continues to provide services to us on each relevant vesting date; and

•	each new option grant will be a non-qualified stock option.
The terms and conditions of your eligible option grants are set forth in their option agreements and the option plans under which they were granted.
     The exchange offer is designed to balance our interests and those of our employees and stockholders. The exchange rate of three-to-one was selected to result in the issuance of new option grants that, in the aggregate and assuming the surrender of all eligible option grants, have a fair value estimated to be approximately equal to the fair value of the eligible option grants surrendered in the exchange offer, as calculated using a Black-Scholes valuation model.
     NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENDWAVE. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.
     IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE TWO-YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE NEW OPTION GRANTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.
Section 9. Information Concerning Us; Financial Information.
     Information Concerning Us. We design, manufacture and market radio frequency, or RF, modules that enable the transmission, reception and processing of high frequency signals. Most of our RF modules are deployed in telecommunication networks, including current and next-generation cellular networks, carrier class trunking networks and point-to-point transmission networks. Our target customers for these applications are telecommunication network original equipment manufacturers and systems integrators, collectively referred to in this prospectus as telecom OEMs. Telecom OEMs provide the wireless equipment used by service providers to deliver voice, data and video services to businesses and consumers.
     Our high-frequency RF module designs can accommodate a wide range of component performance and assembly process variations, resulting in ease of manufacture and high test yields. These attributes, coupled with our automated test systems, allow us to use cost-effective, offshore contract manufacturers to assemble and test the majority of our products. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays.
     We were originally incorporated in California in 1991 and reincorporated in Delaware in 1995. In March 2000, we merged with TRW Milliwave Inc., a RF subsystem supplier that was a wholly-owned subsidiary of TRW Inc. In connection with the merger, we changed our name from Endgate Corporation to Endwave Corporation. On October 17, 2000, we successfully completed the initial public offering of our common stock. Our principal executive offices are located at 130 Baytech Drive, San Jose, California 95134, and our telephone number is (408) 522-3100.
     Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2008 and 2007 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The selected consolidated statements of operations data for the three months ended March 31, 2009 and 2008 and the selected consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. On April 30, 2009, we sold our defense and security business to Microsemi Corporation. Due to the sale of the defense and security business, we reclassified the results of that business as a discontinued operation in our selected consolidated statements of operations in accordance with generally accepted accounting principles. The selected consolidated statements of operations data presented below include this reclassification. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended		Three Months Ended
	December 31,	December 31,	March 31,	March 31,
	2008	2007	2009	2008
			(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenues	$38,696	$44,329	$7,242	$10,460
Cost of product revenues	26,227	30,399	4,819	7,119
Other operating expenses	17,742	16,820	5,130	3,940
Loss from continuing operations	(5,273)	(2,890)	(2,707)	(599)
Loss from discontinued operations	(10,787)	(6,071)	(1,067)	(1,776)
Net loss	$(14,751)	$(5,401)	$(3,660)	$(1,936)
Net loss per share, basic and diluted	$(1.60)	$(0.47)	$(0.39)	$(0.21)

	As of
	December 31,	December 31,	March 31,
	2008	2007	2009
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$45,348	$48,957	$40,608
Total assets	70,340	82,589	66,163
Long-term obligations, less current portion	73	116	86
Total stockholders’ equity	62,041	71,848	59,154
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
     As of August 5, 2009, our executive officers and directors (ten persons) as a group hold outstanding option grants to purchase an aggregate of 1,404,713 shares of our common stock, of which options to purchase 1,119,124 shares with a weighted average exercise price of $9.61 per share are eligible option grants. There are currently outstanding eligible option grants to purchase an aggregate of 1,570,938 shares of our common stock with a weighted average exercise price of $9.62 per share.
     The following table sets forth certain information regarding the eligible option grants held by each of our executive officers and directors. Except as otherwise indicated, the address of each of the persons set forth below is c/o Endwave Corporation, 130 Baytech Drive, San Jose, California 95134.

	Number of Shares	Weighted Average	Percent of All
	Underlying	Exercise Price of	Shares Underlying
	Eligible Option	Eligible Option	Eligible Option
Name	Grants	Grants	Grants
Edward A. Keible, Jr.	426,313	$9.40	27.14
John J. Mikulsky	199,923	9.25	12.73
Curt P. Sacks	95,625	9.40	6.09
Steve Layton	104,250	9.25	6.64
Dan Teuthorn	91,563	9.45	5.83
Edward C.V. Winn	40,750	9.23	2.59
Joseph J. Lazzara	41,050	10.51	2.61
Wade Meyercord	41,350	9.98	2.63
John F. McGrath, Jr.	42,300	13.91	2.69
Eric D. Stonestrom	36,000	10.07	2.29
All directors and executive officers as a group (10 persons)	1,119,124	$9.61	71.24
     Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.
     Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11.	Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.
     Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants.
     We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), on January 1, 2006. Under SFAS 123(R), stock compensation expense is calculated based upon the fair value of a stock award on the date of grant, and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all eligible option grants that are exchanged for new option grants.

     The amount of this charge will depend on a number of factors, including:
•	the exercise price per share of the new option grants issued in the exchange offer,

•	the level of participation by eligible optionholders in the exchange offer, and

•	the exercise price per share of eligible option grants cancelled in the exchange offer.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from the exchange offer. The exchange offer is designed to balance our interests and those of our employees and stockholders. However, the exchange rate of three-to-one was selected to result in the issuance of new option grants that, in the aggregate and assuming the surrender of all eligible option grants, have a fair value estimated to be approximately equal to the fair value of the eligible option grants surrendered in the exchange offer, as calculated using a Black-Scholes valuation model.
Section 12. Legal Matters; Regulatory Approvals.
     We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.
Section 13. Material United States Tax Consequences.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     Material United States Tax Consequences. The following is a discussion of the material United States federal income tax consequences of the exchange of eligible option grants and the grant of new option grants pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Department regulations and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.
     We believe that if you exchange your eligible option grants for new option grants, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new option grants are granted. Please review the discussion above under “Risk Factors—Risks Related to This Exchange Offer” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

     Each new option grant issued pursuant to this exchange offer will be a non-qualified stock option, regardless of whether the surrendered eligible option grant is an incentive stock option or a non-qualified stock option.
     Non-qualified Stock Options. Generally, an eligible optionholder will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an eligible optionholder generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. The holding period for the shares acquired through exercise of the option will begin on the day after the date of exercise.
     An eligible optionholder will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an eligible optionholder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the eligible optionholder’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible optionholder has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible optionholder has held such shares for a shorter period.
     Incentive Stock Options. Generally, optionholders will not recognize ordinary compensation income upon the exercise of an incentive stock option. Instead, the tax is generally deferred until the holder sells the stock, at which time the holder is taxed on the entire gain. If the sale is within two years from the date the incentive stock option was granted and/or within one year from the date the stock is transferred to the holder on the exercise of the incentive stock option, the sale is considered a “disqualifying disposition,” and the holder will be taxed as if the option was a non-qualified stock option. If the stock is held for more than those two holding periods, the holder will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the incentive stock option and the exercise price paid for the shares. This capital gain or loss will be long-term capital gain or loss if the holder has held the shares acquired through exercise of the incentive stock option for more than one year prior to the date of sale and will be short-term capital gain or loss if the holder has held such shares for a shorter period. The holding period for the shares acquired through the exercise of the option will begin on the day after the date of exercise. However, for alternative minimum tax purposes, the amount by which the fair market value on the exercise date of the shares acquired through the exercise of an incentive stock option exceeds the exercise price is considered income under the alternative minimum tax.
     Tax Consequences to Us. The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise.
     Withholding Taxes. We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.
     WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.
Section 14. Material Thailand Tax Consequences.
     Material Thailand Tax Consequences. This summary is based on the laws in effect in Thailand as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new option grants are granted, the new option grants are exercised or you sell shares acquired upon the exercise of your vested new option grants.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Option Exchange. You likely will not be subject to tax as a result of the exchange of eligible option grants new option grants for the new option grants.
     Grant of New Options. You will not be subject to tax when the new option grants are granted to you.
     Exercise of New Options. When you exercise the new option grants, you will be subject to tax on the difference (or “spread”) between the fair market value1 of the shares on the date of exercise and the exercise price. The spread will be characterized as a fringe benefit. You will not be subject to social insurance contributions on the spread.
     Dividends. If you hold the shares received upon the exercise of the new option grants, you may or may not receive dividends depending on whether Endwave declares a dividend in its discretion. Any dividends paid will be subject to U.S. federal income tax withholding and will be subject to tax in Thailand if you are a Thai resident and repatriate the dividends to Thailand in the same year the dividends are received. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. You may be entitled to a tax credit against your Thai income tax liability for the U.S. federal income tax withheld.
     Sale of Shares. When you sell the shares acquired at exercise of thenew option grants, you will be subject to Thai personal income tax on the capital gain unless you are not a Thai tax resident in the year of sale or you do not bring the sale proceeds into Thailand in the same year. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. Due to exchange control regulations (as described below), you may be required to repatriate any sale proceeds to Thailand in the year that you sell the shares; in which case, you will be subject to tax on the gain. The taxable amount on the capital gain will be the difference between the sale price and the fair market value of the shares on the date of exercise.
     Withholding and Reporting. Your employer is required to withhold and report income tax when you exercise the new option grants. You are also responsible for reporting and paying any tax resulting from the exercise of the new option grants and the sale of your shares.
     Exchange Control. It is your responsibility to comply with all exchange control regulations in Thailand. If you exercise the new option grants with cash, you may apply directly to a commercial bank in Thailand for approval to remit up to US$1,000,000 per year for the purchase of shares of Endwave common stock. If you exercise your options by way of a cashless method of exercise, no application to a commercial bank is required. In addition, you are required to immediately repatriate the proceeds from the sale of your shares to Thailand. Within the next 360 days after the repatriation date, you must deposit the sale proceeds into a foreign currency deposit account or convert them to local currency. If the amount of your proceeds is equal to or greater than US$20,000, you must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form through the bank at which you deposit or convert the sale proceeds.
     If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you.

[1]	For Thai tax purposes, the fair market value of the shares on a given date is defined as follows: (i) if there is a public offering sale price on the date that the share ownership is transferred, the fair market value will be equal to such price; or (ii) if there is no public offering sale price on the date that the share ownership is transferred, and the shares are traded on a stock exchange other than the Thai Exchange (as is the case for Endwave’s common stock), the average trading price of the shares on the relevant stock exchange (in Endwave’s case, this is the Nasdaq Global Market) during the month preceding that date.

     WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.
Section 15. Extension of Exchange Offer; Termination; Amendment.
     We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:
     (a) we increase or decrease the amount of consideration offered for the eligible option grants; or
     (b) we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.
Section 16. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.
Section 17. Additional Information.
     With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), before making a decision on whether or not to tender your eligible option grants:
     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
     (b) our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009;
     (c) our definitive Proxy Statement for our 2009 annual meeting of stockholders, filed with the SEC on June 8, 2007;
     (d) our Current Reports on Form 8-K, filed with the SEC on January 7, 2009, February 3, 2009, February 19, 2009, April 30, 2009, May 6, 2009, May 15, 2009 and May 26, 2009; and
     (e) the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on September 27, 2000, including any amendments or reports filed for the purpose of updating such description.
     These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.
     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.endwave.com. Information contained on our website is not part of this exchange offer.
     We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. (Pacific Time) to:
Endwave Corporation
Attention: Investor Relations
130 Baytech Drive
San Jose, CA 95134
Telephone: (408) 522-3100
Email: mary@summitirgroup.com
www.shareholder.com/endwave/docreq.cfm
     The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 18. Miscellaneous.
     We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible optionholders residing in such jurisdiction.
     This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Endwave Corporation
August 11, 2009